                                                                   EXHIBIT 10.16



                              EMPLOYMENT AGREEMENT


                  THIS AGREEMENT ("Agreement"), dated as of April 15, 1999, by and between OPTEL, INC., a Delaware corporation (the "Company"), and LOUIS BRUNEL ("Executive").


                              W I T N E S S E T H:


                  WHEREAS, Executive is currently employed by the Company as President and Chief Executive Officer of the Company; and

                  WHEREAS, the Company desires to continue to employ Executive and Executive has agreed to such continuation, subject to the terms of this Agreement;

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the Company and the Executive (individually a "Party" and together the "Parties") agree as follows:

                  1. Definitions.

                  As used in this Agreement, unless the context otherwise requires:

                           (a) "Affiliate" of a Person shall mean a Person that
directly or indirectly controls, is controlled by, or is under common control with the Person specified.

                           (b) "Average Annual Bonus" shall mean the average of
the two most recent annual bonuses (not including any payments from long-term incentive programs) received by or due to Executive for completed fiscal years immediately prior to the termination of the Term of Employment.

                           (c) "Base Salary" shall mean the salary provided for
in Section 4.

                           (d) "Board" shall mean the Board of Directors of the
Company.

                           (e) "Cause" shall mean:

                                    (i) Executive's conviction of a crime
involving moral turpitude (excluding offenses such as driving while intoxicated); or

                                    (ii) Executive's (A) commission of a fraud
upon the Company or (B) material breach of this Agreement (including by wilfully failing or neglecting to perform Executive's duties hereunder), which breach, if curable, is not substantially cured within 10 days after written notice to Executive specifying the nature of the breach.

                           (f) A "Change in Control" shall mean the occurrence
of any one of the following events:

                                    (i) Any "person," as such term is used in
Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934 (other than Executive, Le Groupe Videotron Ltee, Sojecci Ltee, Sojecci (1995) Ltee, Andre Chagnon and his spouse and descendants, Caisse de depot et placement du Quebec, and their respective Affiliates (collectively, all or any of Le Groupe Videotron Ltee, Sojecci Ltee, Sojecci (1995) Ltee, Andre Chagnon and his spouse and descendants, Caisse de depot et placement du Quebec, and their respective Affiliates constitute the "Existing Control Group")), is a "beneficial owner," as such term is used in Rule 13d-3 promulgated under that act, of shares of the Voting Stock of the Company having more total votes in an election for directors than shares of Voting Stock of which the Existing Control Group is the beneficial owner and, at the same time, the Existing Control Group does not have the power, by contract or otherwise, to elect or designate a majority of the members of the Board;

                                    (ii) the majority of the members of the
Board consists of individuals other than Incumbent Directors, which term means the members of the Board on the date of this Agreement; provided that any individual becoming a director subsequent to such date whose election or nomination for election as a director was supported by two-thirds of the directors who were Incumbent Directors at the time of such election or nomination shall be an Incumbent Director;

                                    (iii) the Company adopts any plan of
liquidation providing for the distribution of all or substantially all of its assets;

                                    (iv) all or substantially all of the assets
or business of the Company are disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of the Company, the Voting Stock or other ownership interests of the Person or Persons, if any, that succeed to the business of the Company) and at any time thereafter the Existing Control Group does not have the power, by contract or otherwise, to elect or designate a majority of the members of the Board; or

                                    (v) the Company combines with another Person
and is the surviving corporation but, immediately after the combination, the shareholders of the Company immediately prior to the combination hold, directly or indirectly, not more than 50% of the Voting Stock of the surviving corporation (there being excluded from the number of shares held by such shareholders, but not from the Voting Stock of the surviving corporation, any shares received by Affiliates of such other Person in exchange for stock of such other Person) and at any time thereafter the Existing Control Group does not have the power, by contract or otherwise, to elect or designate a majority of the members of the Board.

                           (g) "Confidential Information" shall mean all
information that is not known or available to the public concerning the business of the Company or any Subsidiary relating to its products, product development, trade secrets, customers, suppliers, finances, and business plans and strategies. For this purpose, information known or available generally within the trade or industry of the Company or any Subsidiary shall be deemed to be known or available to the public. Confidential Information shall include information that is, or becomes, known to the public as a result of a breach by Executive of the provisions of Section 13.

                           (h) "Constructive Termination Without Cause" shall
mean a termination of the Term of Employment by written notice given by Executive within 90 days following the occurrence, without Executive's prior written consent, of one or more of the following events (except in consequence of a prior termination):

                                    (i) a reduction in or elimination of (A)
Executive's then current Base Salary, (B) Executive's bonus target under Section 5, or (C) Executive's opportunity for any long-term incentive award for which he is eligible under Section 6 or the termination or material reduction of any material employee benefit or perquisite enjoyed by Executive;

                                    (ii) the failure to elect or reelect
Executive as President and Chief Executive Officer of the Company or his removal, without Cause, from such position, or a material diminution in Executive's duties as President and Chief Executive Officer of the Company, as described in Section 3(a), or the assignment to Executive of duties which are materially inconsistent with such duties or which materially impair Executive's ability to function as President and Chief Executive Officer of the Company and, in the case of any such assignment, the failure of the Company to cure such inconsistency or impairment within 15 days after its receipt of notice thereof from Executive;

                                    (iii) the failure to continue Executive's
participation in any incentive compensation plan for which he is eligible unless a plan providing a substantially similar opportunity is substituted;

                                    (iv) the relocation of the Company's
principal office, or Executive's own office location as assigned to him by the Company, which would result in a significant increase in the time required for Executive to travel once weekly to and from Montreal and would therefore make it impractical for Executive to do so; or

                                    (v) the failure of the Company to obtain the
confirmation in writing by any successor of the Company or any assignee of all or substantially all of the Company's assets of such successor or assignee's obligation to perform this Agreement at or within 45 days after the merger, consolidation, sale or similar transaction resulting in such succession or assignment, provided that Executive may not treat such failure as a Constructive Termination Without Cause unless such failure is not cured within 10 days of receipt of notice thereof by such successor or assignee from Executive.

                           (i) "Disability shall mean Executive's inability, due
to physical or mental incapacity, to substantially perform his duties and responsibilities under this Agreement for a period of 180 consecutive days or for 180 days in a 365-day period.

                           (j) "MDU Business" shall mean the delivery of video
and telecommunications services to residential multiple dwelling units.

                           (k) "Non-Extension Event" shall mean any termination
of the Term of Employment resulting from an election by the Company not to extend the Term of Employment.

                           (l) "Person" shall mean an individual, firm,
corporation, trust, joint venture, partnership, limited liability company, association, unincorporated organization or other entity or any governmental body or subdivision, agency, commission or authority thereof.

                           (m) "Stock" shall mean the Common Stock of the
Company.

                           (n) "Subsidiary" shall mean any Person of which the
Company owns, directly or indirectly, more than 50% of the Voting Stock or, in the case of a Person other than a corporation, more than 50% of the equity interest.

                           (o) "Term of Employment" shall mean the period or
periods specified in Section 2.

                           (p) "Voting Stock" shall mean capital stock of any
class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect a majority of the directors of a corporation.

                  2. Term of Employment.

                           The Company hereby employs Executive, and Executive
hereby accepts such employment, for the Term of Employment commencing April 15, 1999 and ending at the close of business on October 31, 2000, subject to earlier termination of the Term of Employment in accordance with the terms of this Agreement. The Term of Employment shall be automatically renewed from year to year unless either the Company or Executive provides the other with written notice of non-renewal at least 90 days prior to the date on which the Term of Employment would otherwise expire.

                  3. Position, Duties and Responsibilities.

                           (a) During the Term of Employment, Executive shall be
employed as President and Chief Executive Officer of the Company and shall be responsible, subject to the control of the Board, for the establishment and implementation of corporate policy and general management of the Company. In that capacity Executive shall have the duties and responsibilities normally associated with the positions of President and Chief Executive Officer. It is the intention of the Parties that Executive serve as a member of the Board during the Term of Employment. In carrying out his duties under this Agreement, Executive shall report to, and be subject to the supervision of, the Board. Executive shall, at the request of the Board, also serve as an officer and/or director of one or more Subsidiaries without additional compensation.

                           (b) During the Term of Employment Executive shall
devote his full attention and expend his best efforts, energies and skills on a full-time basis to the business of the Company and its Subsidiaries.

                           (c) Nothing herein shall preclude Executive from (i)
serving as a director of one or more other corporations not engaged in competition with the Company or of one or more trade associations and/or charitable organizations, subject in each case to prior notice to the Board,
(ii) engaging in charitable activities and community affairs, (iii) managing his personal investments and affairs, and (iv) being involved in other business transactions, provided that such activities individually and in the aggregate do not materially interfere with the proper performance of his duties and responsibilities as the Company's President and Chief Executive Officer.

                  4. Base Salary.

                           Executive shall receive a Base Salary from the
Company at the annual rate of $350,000, payable in accordance with the regular payroll practices of the Company, but in no event less frequently than monthly. Executive's Base Salary shall be subject to review by the Board on an annual basis but shall not be decreased.

                  5. Annual Bonus.

                           Executive shall be entitled to be considered for
receipt of an annual bonus, the calculation of which is to be determined in accordance with an incentive plan established and administered by the Board, as such plan may be modified by the Board from time to time, which includes a "target" bonus for Executive for each annual bonus period in an amount equal to at least 45% of Executive's Base Salary.

                  6. Long-Term Incentive Programs.

                           Executive shall be eligible to participate in any
long-term incentive programs of the Company on the same basis as other senior executives of the Company.

                  7. Employee Benefit Programs and Vacation.

                           (a) During the Term of Employment, Executive shall be
entitled to participate in all employee pension and welfare benefit plans and programs made available to the Company's senior executives generally, as such plans or programs may be in effect from time to time.

                           (b) Executive shall be entitled to one month paid
vacation per year.

                  8. Reimbursement of Business and Other Expenses; Certain Perquisites.

                           (a) Executive is authorized to incur reasonable
business expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall promptly reimburse Executive for all such expenses, all subject to and in accordance with the Company's policies and procedures as adopted and in effect from time to time and applicable to its senior executives of comparable status.

                           (b) To assist Executive in the performance of his
duties and responsibilities under this Agreement, the Company shall provide to Executive an allowance for the use of an automobile having an initial purchase value of not more than $60,000 and all expenses of registration, insurance, operation and maintenance of such automobile; provided, however, that for the remaining initial term of the existing lease the Company may continue to provide Executive with the use of the leased automobile currently provided to Executive.

                           (c) The Company shall maintain at Company's expense
in Las Colinas, Texas (or another location reasonably proximate to the Company's principal office) a corporate apartment for Executive's use, provided, that the maximum net rental obligation of the Company pursuant to the provisions of this
Section 8(c) shall not exceed $2,500 per month (subject to appropriate cost of living increases). Said apartment shall be reasonably satisfactory to Executive.

                           (d) The Company shall reimburse Executive for his
reasonable expenses incurred in connection with his travel once weekly to and from Montreal.

                           (e) Executive shall be eligible to receive all
perquisites made generally available by the Company to its senior executives.

                           (f) It is the intention of the Company that the
Executive shall be kept whole in respect of U. S. Federal income taxes on the allowances, reimbursements, expenses and perquisites referred to in Sections 8(b), (c) and (d) above (the "Allowances"). Accordingly, the Company shall pay Executive a tax "gross-up" with respect to all such Allowances that are includable in Executive's taxable income for U.S. Federal Income Tax purposes (i.e., an incremental amount equal to the net U.S. Federal, state and local income taxes to which Executive is subject on the sum of the Allowances and the incremental amount, calculated at the maximum rates applicable to individuals, irrespective of the actual tax payments made by Executive).

                  9. Termination of Term of Employment.

                           (a) Termination Due to Death. The Term of Employment
shall terminate upon Executive's death. In the event of such termination due to Executive's death, his estate or his beneficiaries, as the case may be, shall be entitled to:

                                    (i) the proceeds payable in the event of
Executive's death under the group life insurance policy maintained by the Company for the benefit of its senior executive employees and others and any other life insurance policy maintained by the Company or any of its Affiliates for the benefit of Executive;

                                    (ii) an amount, payable promptly in a lump
sum, equal to the excess, if any, of (A) Base Salary for the unexpired portion of the Term of Employment remaining as of the time immediately prior to Executive's death, over (B) the amount of life insurance proceeds payable pursuant to clause (i) of this Section 9(a);

                                    (iii) if the date of Executive's death
coincides with the last day of a bonus period, a bonus for such bonus period in accordance with the terms of the applicable incentive plan; otherwise, a bonus for the bonus period in which Executive's death occurs, determined pro rata with respect to Executive's target bonus for such period based on the number of completed months of Executive's employment by the Company during such bonus period;

                                    (iv) the balance of any bonus earned (but
not yet paid) for any bonus period prior to the bonus period in which Executive's death occurs;

                                    (v) any amounts earned, accrued or owing but
not yet paid under Section 6, 7 or 8; and

                                    (vi) any other or additional benefits
provided for in accordance with applicable plans and programs of the Company.

                           (b) Termination Due to Disability. The Term of
Employment may be terminated by the Company by written notice to Executive in the event of Executive's Disability. In the event of such termination due to Disability, Executive shall be entitled to:

                                    (i) an amount, payable promptly in a lump
sum, equal to the excess, if any, of (A) Base Salary for the unexpired portion of the Term of Employment remaining as of the time immediately prior to such termination, over (B) the amount of any disability benefits provided to Executive by the Company or under any disability insurance paid for, or for which premiums paid by Executive were reimbursed, by the Company;

                                    (ii) if such termination coincides with the
last day of a bonus period, a bonus for such bonus period in accordance with the terms of the applicable incentive plan; otherwise, a bonus for the bonus period in which such termination occurs, determined pro rata with respect to Executive's target bonus for such bonus period based on the number of completed months of Executive's employment by the Company during such bonus period;

                                    (iii) the balance of any bonus earned (but
not yet paid) for any bonus period prior to the bonus period in which such termination occurs;

                                    (iv) any amounts earned, accrued or owing
but not yet paid under Section 6, 7 or 8; and

                                    (v) any other or additional benefits
provided for in accordance with applicable plans and programs of the Company.

                           (c) Termination by the Company for Cause. In the
event the Company terminates the Term of Employment for Cause, Executive shall be entitled to:

                                    (i) Base Salary through the date of such
termination;

                                    (ii) any bonus earned (but not yet paid) for
any bonus period prior to the bonus period in which such termination occurs;

                                    (iii) any amounts earned, accrued or owing
but not yet paid under Section 6, 7 or 8; and

                                    (iv) any other or additional benefits
provided for in accordance with applicable plans or programs of the Company.

                           (d) Termination Without Cause or Constructive
Termination Without Cause. In the event the Term of Employment is terminated by the Company without Cause, other than due to Executive's Disability or death, or in the event the Term of Employment is terminated due to a Constructive Termination Without Cause, Executive shall be entitled to:

                                    (i) Base Salary through the date of such
termination;

                                    (ii) if the date of such termination
coincides with the last day of a bonus period, a bonus for such bonus period in accordance with the terms of the applicable incentive plan; otherwise, a bonus for the bonus period in which such termination occurs, determined pro rata with respect to Executive's target bonus for such bonus period based on the number of completed months of Executive's employment by the Company during such bonus period;

                                    (iii) the balance of any bonus earned (but
not yet paid) for any bonus period prior to the bonus period in which such termination occurs;

                                    (iv) any amounts earned, accrued or owing
but not yet paid under Section 6, 7 or 8;

                                    (v) any other or additional benefits
provided for in accordance with applicable plans and programs of the Company;
and

                                    (vi) to elect, within 30 days after such
termination, either (x) to cease being an employee of the Company and receive the lump-sum payment described in section 9(d)(vi)(A) or (y) to remain an employee of the Company for the period described in Section 9(d)(vi)(B). After Executive makes such election, the following provisions shall apply:

                                    (A) In the event Executive makes the
                  election provided in clause (x) of Section 9(d)(vi), then, subject to the requirements of Section 9(k), the Company shall pay to Executive in a lump sum: (1) an amount equal to Base Salary for the period (the "Minimum Severance Period") that is the longer of 24 months or the unexpired portion of the Term of Employment remaining as of the time immediately prior to such termination, plus (2) an amount equal to Average Annual Bonus pro-rata for the Minimum Severance Period.

                                    (B) In the event Executive makes the
                  election provided in clause (y) of Section 9(d)(vi), then, subject to the requirements of Section 9(k), Executive will remain an employee of the Company (but without any title) until the end of the Minimum Severance Period, and the Company shall pay to Executive Base Salary for such period plus Average Annual Bonus pro-rata for such period; provided, however, that

                                    (1) if Executive dies during such period,
                           Executive's payments pursuant to this Section 9(d)(vi)(B) shall cease, and Executive's estate or beneficiaries, as the case may be, will be entitled to receive the proceeds, if any, of the group life insurance maintained by the Company for the benefit of its senior executive employees and others, plus a lump sum amount (which shall be paid by the Company promptly after Executive's death) equal to the excess, if any, of (x) the balance of the payments of Base Salary and Average Annual Bonus that Executive would have been entitled to receive pursuant to this
                           Section 9(d)(vi)(B) had Executive remained on the Company's payroll until the end of such period over
                           (y) the amount of such life insurance proceeds; and

                                    (2) if Executive accepts substantially
                           full-time employment with any other Person during such period or notifies the Company in writing of his intention to terminate his employment during such period, Executive will cease to be an employee of the Company effective upon the earlier of the effective date of such termination as specified by Executive in such notice or the commencement of such employment, and the Company shall promptly pay to Executive a lump sum equal to the balance of the payments of Base Salary and Average Annual Bonus that Executive would have been entitled to receive pursuant to this
                           Section 9(d)(vi)(B) had he remained on the Company's payroll until the end of such period.

                           (C) In the event Executive makes the election
                  provided in clause (y) of Section 9(d)(vi), then during the period he remains on the payroll of the Company, Executive will continue to be eligible to receive the same medical and life insurance benefits which all other employees of the Company are then entitled to receive, as such benefits may be amended, changed or eliminated from time to time. Executive shall not be entitled to any other perquisite or benefit provided by the Company to its senior executives or employees generally or otherwise specifically provided for in this Agreement and shall not be entitled to any additional awards or grants under any long-term incentive plan. In the event Executive makes the election provided in clause (y) of Section 9(d)(vi), Executive will continue to be an employee of the Company for purposes of any stock option and restricted shares agreements until such time as he leaves the payroll of the Company.

                           (e) Acceleration of Entitlements in Connection with a
Change in Control or Termination. Upon a Change in Control (regardless of whether Executive continues in employment by the Company or the termination of the Term of Employment for any reason whatsoever) or the termination of the Term of Employment (including upon a Non-Extension

Event or Disability or death) otherwise than for Cause, Executive shall become immediately entitled to exercise in full any stock option to acquire Stock during the remainder of the term of such option, which, unless a Change in Control shall have occurred or such option shall previously have expired, shall automatically expire on the date that is 12 months after such termination of the Term of Employment. If, in connection with a Change in Control or within 12 months after a Change in Control, the Term of Employment is terminated without Cause, other than due to Disability or death, or due to a Constructive Termination Without Cause, then, without limitation of the payments, benefits and elections provided in Section 9(d) and the immediately preceding sentence, upon such Change in Control or such later termination, all amounts, entitlements and benefits awarded to Executive or to which Executive is otherwise entitled under any grant, plan or program of the Company but which are not yet vested shall become fully vested except to the extent such vesting would be inconsistent with the terms of the relevant plan. In connection with the occurrence of a Change in Control, Executive and the Company agree to negotiate in good faith payment arrangements and covenant changes (without reducing the total amount payable pursuant to this Section 9(e)) designed to preserve to the Company the deductibility for U.S. Federal income tax purposes of, and avoid any liability for payment of excise tax ("Excise Tax"), if any, that might be imposed by Section 4999 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), in respect of, amounts paid or benefits inuring to Executive pursuant to this Section 9(e).

                           (f) Voluntary Termination. A termination of the Term
of Employment by Executive on his own initiative, other than a termination due to death or Disability or a Constructive Termination without Cause, shall be treated as a Termination for Cause, and, accordingly, Executive shall have only the entitlements provided in Section 9(c).

                           (g) Termination Because of Non-Renewal. In the event
of a Non- Extension Event, Executive shall be entitled to:

                                    (i) Base Salary through the date of
expiration of the Term of Employment;

                                    (ii) if the expiration of the Term of
Employment coincides with the last day of a bonus period, a bonus for such bonus period in accordance with the terms of the applicable incentive plan; otherwise, a bonus for the bonus period in which the Term of Employment expires, determined pro rata with respect to Executive's target bonus for such bonus period based on the number of completed months of Executive's employment by the Company during such bonus period;

                                    (iii) the balance of any bonus earned (but
not yet paid) for any bonus period prior to the bonus period in which the Term of Employment expires;

                                    (iv) any amounts earned, accrued or owing
but not yet paid under Section 6, 7 or 8;

                                    (v) any other or additional benefits
provided for in accordance with applicable plans and programs of the Company;
and

                                    (vi) to elect within 30 days after such
termination, either (x) to cease being an employee of the Company and receive the lump-sum payment described in section 9(g)(vi)(A) or (y) to remain an employee of the Company for the period described in Section 9(g)(vi)(B). After Executive makes such election, the following provisions shall apply:


                                    (A) In the event Executive makes the
                           election provided in clause (x) of Section 9(g)(vi), subject to the requirements of Section 9(k), the Company shall pay to Executive in a lump sum: (1) an amount equal to Base Salary for 24 months, plus (2) an amount equal to Average Annual Bonus pro-rata for the same period.

                                    (B) In the event Executive makes the
                           election provided in clause (y) of Section 9(g)(vi), subject to the requirements of Section 9(k), Executive will remain an employee of the Company (but without any title) for the period of 24 months following the expiration of the Term of Employment, and the Company shall pay to Executive Base Salary for such period plus Average Annual Bonus pro-rata for such period; provided, however, that

                                    (1) if Executive dies during such period, his payments pursuant to this Section 9(g)(vi)(B) shall cease, and Executive's estate or beneficiaries, as the case may be, will be entitled to receive the proceeds, if any, of the group life insurance maintained by the Company for the benefit of its senior executive employees and others, plus a lump sum amount (which shall be paid by the Company promptly after Executive's death) equal to the excess, if any, of (x) the balance of the payments of Base Salary and Average Annual Bonus that Executive would have been entitled to receive pursuant to this Section 9(g)(vi)(B) had Executive remained on the Company's payroll until the end of such period over (y) the amount of such life insurance proceeds; and

                                    (2) if Executive accepts substantially
                                    full-time employment with any other Person during such period or notifies the Company in writing of his intention to terminate his employment during such period, Executive will cease to be an employee of the Company, effective upon the earlier of the effective date of such termination as specified by Executive in such notice or the commencement of such employment, and the Company shall promptly pay to Executive a lump sum equal to the balance of the payments of Base Salary and Average Annual Bonus that Executive would have been entitled to receive pursuant to this Section 9(g)(vi)(B) had Executive remained on the Company's payroll until the end of such period.

                                    (C) In the event Executive makes an election
                           provided in clause (y) of Section 9(g)(vi), then during the period he remains on the payroll of the Company, Executive will continue to be eligible to receive the medical and life insurance benefits all other employees of the Company are then entitled to receive, as amended, changed or eliminated, from time to time. Executive shall not be entitled to any other perquisite or benefit provided by the Company to its senior executives generally or otherwise specifically provided for in this Agreement and shall not be entitled to any additional awards or grants under any long-term incentive plan. In the event of an election pursuant to clause (y) of Section 9(d)(vi), Executive will continue to be an employee of the Company for purposes of any stock option and restricted shares agreements until such time as he leaves the payroll of the Company.

                           (h) Limitation In Connection with a Change in
Control. In the event that the termination of the Term of Employment and the aggregate of all payments or benefits made or provided to the Executive under this Section 9 and under all other plans and programs of the Company (the "Aggregate Payment") is determined to constitute a Parachute Payment, as such term is defined in Section 280G(b)(2) of the Code, the Company shall pay to Executive, prior to the time any Excise tax is payable with respect to such Aggregate Payment, an additional amount which, after the imposition of all income and Excise Tax thereon, is equal to the Excise Tax on the Aggregate Payment. The determination of whether the Aggregate Payment constitutes a Parachute Payment and, if so, the amount to be paid to the Executive and the time of payment pursuant to this Section 9(h) shall be made by an independent auditor (the "Auditor") jointly selected by the Company and the Executive and paid by the Company. The Auditor shall be a nationally recognized United States public accounting firm which has not, during the two years preceding the date of its selection, acted in any way on behalf of the Company or any Subsidiary or Affiliate thereof. If the Executive and the Company cannot agree on the firm to serve as the Auditor, then the Executive and the Company shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor.

                           (i) No Mitigation; No Offset. In the event of any
termination of the Term of Employment under this Section 9, Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment obtained by Executive, except as specifically provided in this
Section 9.

                           (j) Nature of Payments. Any amounts due under this
Section 9 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.

                           (k) General Release. In partial consideration for,
and as a condition of, the Company's obligation to make the payments described in Sections 9(d)(vi) and 9(g)(vi), Executive shall execute and deliver to the Company a release of all claims he shall then have against the Company, its Affiliates and their related Persons arising out of or in connection with his employment or termination of employment, including, but not limited to, a release of all claims of discrimination. The Company will deliver such release to Executive at or about the time it delivers or receives the notice of termination and Executive shall execute and deliver such release to the Company within 21 days thereafter, except that in case of expiration of the Term of Employment following a Non-Extension Event, the release will be delivered to Executive upon such expiration and shall be executed and delivered by Executive within 21 days after such expiration. If Executive fails to execute and deliver such release to the Company within such 21-day period, or if Executive revokes his consent to such release as provided for therein, he will not be eligible to receive any further payments from the Company pursuant to Section 9(d)(vi) or 9(g)(vi).

                           (l) Alternative Benefits; Outplacement Services. In
the event the Company's written severance pay policy applicable to Executive provides for greater severance pay and benefits than are provided for in Section 9(d) or 9(g), Executive may elect to receive termination pay and benefits under the terms and conditions of such policy in lieu of the payments and benefits under Section 9(d) or 9(g). It is understood by the Parties that Executive shall not be entitled to both the payments and benefits under the severance pay policy and those available under Section 9(d) or 9(g). Notwithstanding the foregoing, in addition to being entitled to the greater of the payments and benefits under the severance pay policy and under Section 9(d) or 9(g), as applicable, Executive shall be entitled to professional outplacement services (including office space and secretarial services), at a cost not exceeding [10% of Executive's annual Base Salary]; provided, however, that payments pursuant to this sentence shall be made only for actual outplacement services and relocation expense reimbursements, and Executive shall not have the option to elect to receive all or part of the maximum allowances therefor in lieu of outplacement services.

                           (m) Relocation Expenses. Notwithstanding the
provisions of Section 9(k), in the event Executive becomes entitled to payments and benefits under Section 9(b), 9(d) or 9(g), Executive shall also be entitled to receive from the Company relocation assistance payments, consisting of payment or reimbursement of:

                                    (i) costs incurred in the sale of
Executive's primary residence in the Dallas area, including sales commissions not to exceed local custom, and all other normal closing costs in connection with such sale;

                                    (ii) all reasonable moving expenses to
another location in the United States or Canada, including packing, transport, temporary storage and unpacking (including the cost of moving one vehicle), all through movers or moving agents designated or approved by the Company;

                                    (iii) reasonable costs (not exceeding costs
of economy air fare and appropriate lodging) of one house hunting trip for Executive and spouse; and

                                    (iv) a tax "gross-up" for all sums paid to
Executive pursuant to clauses (i) through (iv) of this paragraph (m) that are includable in Executive's taxable income for U.S. Federal income tax purposes (i.e., an incremental amount equal to the net U.S. Federal, state and local income taxes to which Executive is subject on the sum of the payments made to or for Executive's benefit pursuant to this paragraph (m) and the incremental amount, calculated at the maximum rates applicable to individuals, irrespective of the actual tax payments made by Executive);

provided, however, that payments pursuant to this paragraph (m) shall be made only for actual expenses in connection with Executive's relocation outside the Dallas area, and Executive shall not have the option to elect to receive all or part of the maximum allowances therefor in lieu of relocation expenses; and provided, further, that such payments shall only be available in respect of relocation that occurs within (x) nine months after the end of the Term of Employment and (y) five years after the date Executive commenced employment with the Company.

                  10. Indemnification.

                           (a) The Company agrees that if Executive is made a
party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another Person, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Executive's alleged action in an official capacity while serving as a director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by the Company's certificate of incorporation or bylaws or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including, without limitation, attorney's fees, judgments, fines, ERISA excise taxes (other than such as may be imposed with respect to compensation received by Executive) or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if he has ceased to be a director, member, employee or agent of the Company or other Person and shall inure to the benefit of Executive's heirs, executors and administrators. The Company shall advance to Executive to the extent permitted by law all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 days after receipt by the Company of a written request, with appropriate documentation, for such advance. Such request shall include an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

                           (b) The Company agrees to continue and maintain a
directors' and officers' liability insurance policy covering Executive to the extent the Company provides such coverage for its other executive officers.

                           (c) Promptly after receipt by Executive of notice of
any claim or the commencement of any action or proceeding with respect to which Executive is entitled to indemnity hereunder, Executive shall notify the Company in writing of such claim or the commencement of such action or proceeding, and the Company shall (i) assume the defense of such action or proceeding, (ii) employ counsel reasonably satisfactory to Executive and (iii) pay the reasonable fees and expenses of such counsel. Notwithstanding the preceding sentence, Executive shall be entitled to employ counsel separate from counsel for the Company and from any other party in such action if Company counsel reasonably determines that a conflict of interest exists which makes representation by counsel chosen by the Company not advisable. In such event, the reasonable fees and disbursements of such separate counsel for Executive shall be paid by the Company to the extent permitted by law.

                           (d) After the Term of Employment (i) at the request
of the Company, Executive shall cooperate with and assist the Company (to the extent that such activities do not unreasonably interfere with the performance of Executive's other business activities or employment) to prepare for or defend against any action, suit, proceeding or claim brought or threatened to be brought against the Company or to prepare for or institute any action, suit, proceeding or claim to be brought or threatened to be brought against a third party arising out of or based upon any matter or thing whatsoever arising out of or which may be related to matters as to which Executive has or acquires knowledge or information by reason of his employment by the Company or any of its Subsidiaries, and (ii) upon request by Executive, the Company shall reimburse Executive for all reasonable travel, legal and other out-of-pocket expenses that may be incurred by Executive related to assisting the Company, at its request, to prepare for or defend against any such action, suit, proceeding or claim brought or threatened to be brought against the Company or to prepare for or institute any action, suit, proceeding or claim to be brought or threatened to be brought against a third party and in providing evidence, producing documents or otherwise participating in any such action, suit, proceeding or claim.

                  11. Effect of Agreement on Other Benefits.

                           Except as specifically provided in this Agreement,
the existence of this Agreement shall not prohibit or restrict Executive's entitlement to full participation in the employee benefit and other plans or programs in which senior executives of the Company are eligible to participate.

                  12. Confidentiality.

                           Executive shall not, without the prior written
consent of the Company and without limitation as to time, divulge, disclose or make accessible to any other Person any Confidential Information except (a) in the course of carrying out his duties under this Agreement or (b) when required to do so by any court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information, provided that Executive shall as promptly as practicable notify Company of the action of such court, agency or other body which requires Executive to make such disclosure so that Company will have the opportunity, if available, to take appropriate action to prevent such disclosure and knowledge of the scope and extent of such disclosure.

                  13. Non-Competition.

                           (a) During the Term of Employment and (unless the
Term of Employment expires following a Non-Extension Event or is terminated by the Company without Cause or voluntarily by Employee due to a Constructive Termination Without Cause) for a period of nine months thereafter, Executive shall not, directly or indirectly, except when acting on behalf of the Company, whether as an employee, consultant, partner, principal, agent, distributor, representative, stockholder or otherwise, plan, develop, conduct or otherwise engage in the MDU Business in any metropolitan area world-wide in which the Company or any Subsidiary then conducts or is actively planning to conduct the MDU Business (except that he may be a stockholder holding not more than a 1% common stock interest in a Person whose shares are publicly traded and which engages in the MDU Business in any such area). Notwithstanding the foregoing, Executive shall be free at any time following the Term of Employment to accept employment with or provide other services to any Person whose business includes the MDU Business but only if (i) the MDU Business is not the principal or predominant business of such Person and (ii) the services of Executive do not principally or predominantly relate to the MDU Business. By way of example only, if the Term of Employment were to end on the date of this Agreement, Executive would be free to be employed by a typical incumbent local exchange or long distance carrier or by a typical franchised cable operator for so long as Executive's services did not principally or predominantly relate to the provision of video and telecommunications services to residential multiple dwelling units in the markets in which the Company now operates or is actively planning to operate.

                           (b) During the Term of Employment and for a period of
12 months thereafter, Executive shall not, directly or indirectly, (i) solicit any customer of the Company or any Subsidiary to do business with any Person that engages in the MDU Business or (ii) solicit any Person, other than his secretary/administrative assistant, who is employed by the Company or any Subsidiary or who was employed by the Company or any Subsidiary within 12 months of such solicitation to (A) terminate his or her employment with the Company or any Subsidiary, (B) accept employment with anyone other than the Company or any Subsidiary or (C) in any manner interfere with the business of the Company or any Subsidiary.

                           (c) Executive acknowledges that the Company has no
adequate remedy at law and would be irreparably harmed if Executive breaches or threatens to breach any of the provisions of Section 12 or Section 13(a) or 13(b), and therefore Executive agrees that the Company or any Subsidiary, as the case may be, shall be entitled to temporary or permanent mandatory or injunctive relief to terminate or forestall any breach or threatened breach of any of those provisions and to specific performance of the terms of each of such provisions, without the need to demonstrate irreparable injury or post bond or other security. Executive further agrees that he shall not, in any proceeding seeking injunctive or other equitable relief to enforce the provisions of Section 12 or
Section 13(a) or 13(b), raise the defense that the Company or any Subsidiary has an adequate remedy at law. Nothing in this Section 13(c) shall be construed to prohibit the Company or any Subsidiary from pursuing any other rights or remedies available to it at law or in equity or which may be otherwise available to it.

                           (d) If it is determined that any of the provisions of
this Section 13, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, it is the intention of the Parties that the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

                  14.  Intellectual Property.

                           Any processes, inventions, ideas, know-how and other
similar data created or developed by Executive while employed by the Company which relate to the business then conducted by the Company or any of its Subsidiaries shall be the Company's exclusive and absolute property, and Executive hereby assigns to the Company, now and hereafter, all of his right, title and interest to any and all of the same. Any work in connection with the services rendered by Executive hereunder shall be considered "work made for hire" under the Copyright Law of 1976 or any successor law, and the Company shall be the owner of such work as if the Company were the author of such work.

                  15.  Documents; Conduct; References.

                           Executive hereby expressly covenants and agrees that:

                           (a) Following termination of the Term of Employment
for any reason, or any time, upon the Company's request, Executive will promptly return to the Company all property of the Company and its Subsidiaries in his or her possession or control (whether maintained at his or her office, home or elsewhere), including, without limitation, all copies of all management studies, business or strategic plans, budgets, notebooks and other printed, typed electronically stored or written materials, documents, diaries, disks, calendars and data of or relating to the Company or its Subsidiaries or their respective personnel or affairs.

                           (b) Executive hereby expressly covenants and agrees
that Executive will not at any time, during or after the Term of Employment, denigrate, ridicule or intentionally criticize the Company or any of its Subsidiaries or any of their respective products or services, properties, employees, officers or directors, including, without limitation, by way of news interviews or the expression of personal view, opinions or judgments to the news media.

                           (c) The Company hereby expressly covenants and agrees
that the Company will not at any time, during or after the Term of Employment, publicly denigrate, ridicule or intentionally criticize Executive, including, without limitation, by way of news interviews or the expression of personal views, opinions or judgments to the news media.

                           (d) The Company hereby expressly covenants and agrees
that, following the Term of Employment, the Company will, unless otherwise requested by Executive in any instance or required by law, provide to any prospective employer seeking information regarding Executive's employment with the Company a neutral reference in accordance with the general policies of the Company applicable to requests for employment references.

                  16. Acknowledgment of Representation by Counsel.

                           The Parties acknowledge that they have been
represented by counsel or knowingly waive their right to be represented by counsel with regard to this Agreement and the subject matter hereof. Each Party agrees and acknowledges that he or it has not relied upon any tax advice, legal counsel or business advice provided by the other Party.


                  17. Assignability; Binding Nature.

                           This Agreement shall be binding upon and inure to the
benefit of the Parties and their respective successors, heirs (in the case of Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the surviving corporation, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or by operation of law. The Company further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it shall take whatever action it legally can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to compensation and benefits.

                  18. Entire Agreement.

                           Except as herein otherwise expressly provided, this
Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto, including any agreement between Executive and any Affiliate of the Company.

                  19. Amendment or Waiver.

                           No provision in this Agreement may be amended unless
such amendment is agreed to in writing and signed by Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

                  20. Severability.

                           In the event that any provision or portion of any
provision of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions and portions remaining of any provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

                  21. Beneficiaries/References.

                           Executive shall be entitled to select (and change, to
the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

                  22. Governing Law/Jurisdiction.

                           This Agreement shall be governed by and construed and
interpreted in accordance with the laws of the State of Texas without reference to principles of conflict of laws.

                  23. Resolution of Disputes.

                           Any disputes arising under or in connection with this
Agreement shall be resolved by binding arbitration before a single arbitrator, to be held in Dallas, Texas, in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator shall be final and subject to appeal only to the extent permitted by law. Each Party shall bear its or his own expenses incurred in connection with any arbitration. Anything to the contrary notwithstanding, each Party has the right to proceed with a court action for injunctive relief or relief from violations of law not within the jurisdiction of an arbitrator.

                  24. Notices.

                           Any notice required or permitted hereunder to be
given to a Party shall be effective only if given in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested or by Federal Express or other similar service, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may hereafter specify by notice to the other Party:

                  If to the Company:

                  OpTel, Inc.
                  1111 W. Mockingbird Lane, #1000
                  Dallas, Texas 75247
                  Attention:  General Counsel


                  If to Executive:

                  Mr. Louis Brunel
                  1111 W. Mockingbird Lane, #1000
                  Dallas, Texas 75247

                  in either case, with a copy to:

                  Le Groupe Videotron Ltee
                  300 Avenue Viger East
                  Montreal, Quebec
                  Canada H2X 3W4
                  Attention:  Secretary

                  25. Headings.

                           The captions or headings of the sections contained in
this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

                  26. Execution of Agreement and Further Actions.

                           This Agreement may be executed in several counterpart
copies each of which shall constitute an original and the same instrument notwithstanding that both Parties are not signatories to the same counterpart. The Parties agree to execute such other documents and to take such other action as may from time to time be necessary or appropriate to carry out the intent of this Agreement, provided that the same are not inconsistent with the provisions hereof.

                  IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                                        OPTEL, INC.


                                        By:
                                           ------------------------------
                                           Name:
                                           Title:


                                        ---------------------------------
                                          Louis Brunel